                                                                     EXHIBIT 5.1


                                ARCHER & GREINER

                           A PROFESSIONAL CORPORATION
                               COUNSELLORS AT LAW
                              ONE CENTENNIAL SQUARE
                             HADDONFIELD, N.J. 08033
                                 609 - 795-2121
                               FAX 609 - 795-0574

                                October 28, 1999

Comtrex Systems Corporation
102 Executive Drive
Moorestown, New Jersey  08057

Dear Sirs:

         We have examined the corporate records and proceedings of Comtrex Systems Corporation, a Delaware corporation, with respect to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form, validity, and full payment and non-assessability when issued of the 200,000 shares of common stock, par value $0.001 per share, covered by the Registration Statement on Form S-8 dated October 28, 1999, in connection with which Registration Statement this opinion is rendered.

         Based upon such examination, we are of the opinion that, when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, such shares will be validly authorized and legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,



                                                     /s/ Archer & Greiner
                                                     ---------------------------
                                                     ARCHER & GREINER, P.C.



                                      R-10